UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2025 (January 31, 2025)

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2025, Hilton Grand Vacations Inc., a Delaware corporation (the “Company” or “HGV”), Hilton Grand Vacations Parent LLC, a Delaware limited liability company (“Holdings”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Borrower”), and certain subsidiaries of the Borrower, entered into Amendment No. 8 to the Credit Agreement (the “Amendment”), which amended the Credit Agreement, dated as of August 2, 2021, by and among the Company, Holdings, the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (the “Credit Agreement”), pursuant to which, among other things, the Borrower incurred $1.0 billion of a new class of revolving credit commitments (the “New Revolving Credit Facility”). Each capitalized term used herein and not otherwise defined herein shall have the same meaning as specified in the Credit Agreement.

Immediately prior to the incurrence of the New Revolving Credit Facility, the Borrower terminated its existing revolving credit commitments in full.

The New Revolving Credit Facility will mature on January 31, 2030. The Borrower may voluntarily prepay borrowings under the New Revolving Credit Facility (which prepayments may be reborrowed) at any time without premium or penalty.

Borrowings under the New Revolving Credit Facility bear interest, at the Borrower’s option, at a rate equal to a margin (which (x) in the case of Base Rate (as defined below) borrowings, that will range from 0.50% to 0.95% per annum based on the Consolidated First Lien Net Leverage Ratio and (y) in the case of Term SOFR (as defined below) borrowings, that will range from 1.50% to 1.95% per annum based on the Consolidated First Lien Net Leverage Ratio) over either (a) a base rate (the “Base Rate”) determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) Term SOFR for a one-month interest period plus 1.00% or (b) a SOFR rate (“Term SOFR”) determined by reference to the forward-looking term SOFR rate published by CME Group Benchmark Administration Limited for the interest period relevant to such borrowing. The New Revolving Credit Facility is subject to a Term SOFR floor of 0%. Additionally, the New Revolving Credit Facility requires a commitment fee in respect of unused commitments under the New Revolving Credit Facility that will be determined based on a consolidated first lien net leverage ratio and will range from 0.20% to 0.30% per annum.

Holdings and the Subsidiary Guarantors will continue to unconditionally guarantee the obligations under the Credit Agreement, including under the New Revolving Credit Facility. The obligations are secured by a first-priority security interest in substantially all of the assets of Holdings, the Borrower and the Subsidiary Guarantors (subject to certain exceptions and qualifications). The loans under the New Revolving Credit Facility will rank pari passu in right of payment and pari passu in right of security with the Initial Term Loans, the Amendment No. 4 Term Loans and the Amendment No. 7 Term Loans.

Additionally, in connection with the Amendment, (i) the Applicable Rate applicable to the Initial Term Loans was reduced (x) for Term Benchmark Loans, from 2.50% to 2.00% per annum and (y) for Base Rate Loans, from 1.50% to 1.00% per annum, (ii) the Applicable Rate applicable to the Amendment No. 4 Term Loans was reduced (x) for Term Benchmark Loans, from 2.25% to 2.00% per annum and (y) for Base Rate Loans, from 1.25% to 1.00% per annum, (iii) the Applicable Rate applicable to the Amendment No. 7 Term Loans was reduced (x) for Term Benchmark Loans, from 1.75% to 1.65% per annum and (y) for Base Rate Loans, from 0.75% to 0.65% per annum and (iv) certain covenants and terms under the Credit Agreement were modified to provide greater flexibility for the Borrower and its subsidiaries, including increasing the Consolidated First Lien Net Leverage Ratio financial covenant from 3.25:1.00 to 4.25:1.00 (which, at the election of the Borrower, is subject to a 0.50:1.00 increase following certain material acquisitions).

This summary is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1
Amendment No. 8 to the Credit Agreement, dated as of January 31, 2025, by and among Hilton Grand Vacations Inc., Hilton Grand Vacations Parent LLC,  Hilton Grand Vacations Borrower LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

	By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: February 3, 2025